US Ecology Announces Second Quarter 2016 Results

Net Income of $8.9 Million

Adjusted EBITDA of $27.7 Million

Event Business Project Delays Temper 2016 Outlook

BOISE, ID -- (Marketwired - July 28, 2016) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $122.4 million and net income of $8.9 million, or $0.41 per diluted share for the quarter ended June 30, 2016.

"Our Field and Industrial Services business was a bright spot in the quarter delivering solid growth and in our Environmental Services business, Base Business performed in line with expectations," commented Jeff Feeler, Chairman and Chief Executive Officer. "Our Event Business experienced headwinds from project shipment delays that will push volume into future quarters, resulting in operating results for our second quarter falling short of internal estimates."

Total revenue for the second quarter of 2016 of $122.4 million was down from $139.7 million in the same quarter last year. Revenue for the second quarter of 2015 included $16.9 million of revenue for Allstate Power Vac ("Allstate"), which was divested on November 1, 2015. Revenue for the Environmental Services ("ES")(1) segment was $82.8 million for the second quarter of 2016, down from $87.0 million in the second quarter of 2015. This decline consisted of a 7% decrease in treatment and disposal ("T&D") revenue partially offset by a 4% increase in transportation revenue compared to the second quarter of 2015. Revenue for the Field and Industrial Services ("FIS")(2) segment was $39.6 million for the second quarter of 2016 compared to $52.7 million in the same period of 2015. After taking into account the divested Allstate business, which contributed $16.9 million of revenue in the second quarter of 2015, our remaining FIS revenue grew approximately 10% from the same quarter in the prior year.

Gross profit for the second quarter of 2016 was $36.9 million, down from $41.5 million in the same quarter last year. Gross profit for the ES segment was $30.6 million in the second quarter of 2016, down from $32.6 million in the same quarter of 2015. T&D gross margin for the ES segment was 42% for the second quarters of 2016 and 2015. Gross profit for the FIS segment in the second quarter of 2016 was $6.3 million. This compares to $8.9 million in the second quarter of 2015, which included $3.3 million from the divested Allstate business, representing therefore a year-over-year improvement of over 11% in the remaining FIS business.

Selling, general and administrative ("SG&A") expense for the second quarter of 2016 was $19.8 million compared with $22.7 million in the same quarter last year, which included $3.7 million related to the divested Allstate business. Excluding the SG&A related to the Allstate divestiture, SG&A increased primarily due to higher labor and benefit costs in the second quarter of 2016 compared to the second quarter of 2015.

Operating income for the second quarter of 2016 was $17.1 million, up 41% from $12.1 million in the second quarter of 2015. Allstate had an operating loss of $6.8 million in the second quarter of 2015 which included a $6.4 million goodwill impairment charge.

Net interest expense for the second quarter of 2016 was $4.3 million, down from $5.4 million in the second quarter of 2015. The decrease was primarily due to lower debt levels in the second quarter of 2016 compared with the same period of 2015.

Other income for the second quarter of 2016 includes approximately $2.2 million related to the gain on sale of the Augusta facility in April 2016 and final closing adjustments on the Allstate divestiture recorded in the second quarter of 2016.

The Company's consolidated effective income tax rate for the second quarter of 2016 was 39.6%, up from 36.4% when excluding the non-deductible goodwill impairment charge for the second quarter of 2015. This increase primarily reflects a lower proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate. The increase is also partially attributable to a higher U.S. effective tax rate in the second quarter of 2016, driven by a higher overall effective state tax rate resulting from changes in our apportionment between the various states in which we operate.

Net income for the second quarter of 2016 of $8.9 million, or $0.41 per diluted share, compared to $2.1 million, or $0.10 per diluted share, in the second quarter of 2015. Adjusted earnings per share, which excludes the gain on sale of divested businesses, goodwill impairment charges, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $0.37 per diluted share in the second quarter of 2016 compared to $0.41 per diluted share for the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 was $27.7 million, down 12% from $31.4 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $28.1 million in the second quarter of 2016 compared to $30.5 million in the second quarter of 2015. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first six months of 2016 was $235.7 million, down from $276.4 million in the first six months of 2015. Revenue for the first six months of 2015 included $30.9 million of revenue for Allstate. Revenue for the ES segment was $164.3 million for the first six months of 2016, down from $174.4 million in the same period of 2015. This decline consisted of a 7% decrease in T&D revenue and consistent transportation revenue compared to the first six months of 2015. Revenue for the FIS segment was $71.4 million for the first six months of 2016 compared to $102.0 million in the same period of 2015.

Gross profit for the first six months of 2016 was $72.1 million, down from $81.3 million in the same period last year. Gross profit for the ES segment was $61.1 million in the first six months of 2016, down from $65.7 million in the first six months of 2015. T&D gross margin for the ES segment was 41% for the first six months of 2016 compared to 42% for the first six months of 2015. Gross profit for the FIS segment in the first six months of 2016 was $11.1 million. This compares to $15.6 million in the first six months of 2015, which included $5.9 million from the divested Allstate business, representing therefore a year-over-year improvement in gross profit in the remaining FIS business.

SG&A expense for the first six months of 2016 was $39.2 million compared with $47.6 million in the same period last year, which included $6.7 million related to the divested Allstate business. Excluding the decline related to the Allstate divestiture, SG&A expense decreased primarily due to lower business development costs in the first six months of 2016 compared to the first six months of 2015.

Operating income for the first six months of 2016 was $32.9 million, up 22% from $27.0 million in the first six months of 2015. Allstate had an operating loss of $7.2 million in the first six months of 2015 which included a $6.4 million goodwill impairment charge.

Net interest expense for the first six months of 2016 was $8.8 million, down from $11.1 million in the first six months of 2015. The decrease was primarily due to lower debt levels in the first six months of 2016 compared with the same period in 2015.

The Company's consolidated effective income tax rate for the first six months of 2016 was 39.1%, up from 35.1% when excluding the non-deductible goodwill impairment charge for the first six months of 2015. This increase primarily reflects a lower proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate. The increase is also partially attributable to a higher U.S. effective tax rate in the first six months of 2016 driven by a higher overall effective state tax rate resulting from changes in our apportionment between the various states in which we operate.

Net income for the first six months of 2016 was $16.5 million, or $0.76 per diluted share, compared to $8.0 million, or $0.37 per diluted share, in the first six months of 2015. Adjusted earnings per share, which excludes the gain on sale of divested businesses, goodwill impairment charges, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $0.69 in the first six months of 2016 compared to $0.77 per diluted share for the first six months of 2015. Adjusted EBITDA for the first six months of 2016 was $53.9 million, down 8% from $58.7 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $54.3 million in the first six months of 2016 compared to $58.4 million in the first six months of 2015. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2016 Outlook

"We continue to expect Base Business to grow in the low single digits, consistent with the first half of the year, but are now lowering our expectations for Event Business factoring in the increased frequency of project delays experienced over the past year," commented Feeler. "We are excited about a number of key event projects now kicking off that were expected to ship this past quarter, however, one of our larger, multi-year projects has recently increased in scope and complexity, resulting in a regulatory review which may push some of the shipments into next year. Based on this increased uncertainty related to timing, we are tempering our view on the Event Business, resulting in updated guidance at the low end of our previously issued guidance range of $1.80 to $1.95 per diluted share of earnings and $126 million to $132 million of Adjusted EBITDA. We expect that any timing based adjustments to our 2016 guidance will benefit our 2017 results."

Our 2016 outlook does not take into account business development costs, results of divested businesses or foreign currency translation gains or losses.

The following table reconciles our adjusted EBITDA guidance range to our projected net income.

                                                       For the Year Ending
                                                       December 31, 2016
                                                     ----------------------
(in thousands)                                          Low         High
                                                     ----------  ----------

Net Income                                           $   39,275  $   42,301
  Income tax expense                                     26,293      28,175
  Interest expense                                       16,631      16,631
  Interest income                                           (63)        (63)
  Other income                                             (672)       (672)
  Depreciation and amortization of plant and
   equipment                                             26,725      27,817
  Amortization of intangible assets                      10,351      10,351
  Stock-based compensation                                3,289       3,289
  Accretion of closure & post-closure obligations         4,171       4,171
                                                     ----------  ----------
Adjusted EBITDA
                                                     $  126,000  $  132,000
                                                     ==========  ==========

Dividend

On July 1, 2016, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 22, 2016. The $3.9 million dividend will be paid on July 29, 2016.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, July 29, 2016 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 4, 2016 by calling 877-344-7529 or 412-317-0088 and using the passcode 10088697. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section in this report could harm our business, prospects, operating results, and financial condition.

(1) Environmental Services ("ES") - This segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(2) Field & Industrial Services ("FIS") - This segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure cleaning, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------
Revenue
  Environmental Services         $  82,797  $  86,986  $ 164,321  $ 174,368
  Field & Industrial Services       39,554     52,746     71,348    102,015
                                 ---------  ---------  ---------  ---------
    Total                          122,351    139,732    235,669    276,383

Gross Profit
  Environmental Services            30,595     32,536     61,050     65,727
  Field & Industrial Services        6,311      8,934     11,064     15,587
                                 ---------  ---------  ---------  ---------
    Total                           36,906     41,470     72,114     81,314

Selling, General &
 Administrative Expenses
  Environmental Services             5,538      5,626     11,116     10,941
  Field & Industrial Services        2,621      6,369      5,074     12,434
  Corporate                         11,660     10,680     23,054     24,193
                                 ---------  ---------  ---------  ---------
    Total                           19,819     22,675     39,244     47,568

Impairment Charges
  Field & Industrial Services            -      6,700          -      6,700

                                 ---------  ---------  ---------  ---------
Operating income                    17,087     12,095     32,870     27,046

Other income (expense):
  Interest income                       33          6         82         47
  Interest expense                  (4,303)    (5,433)    (8,862)   (11,127)
  Foreign currency gain (loss)        (343)       292        416       (775)
  Other                              2,330        233      2,499        769
                                 ---------  ---------  ---------  ---------
    Total other expense             (2,283)    (4,902)    (5,865)   (11,086)

Income before income taxes          14,804      7,193     27,005     15,960
Income tax expense                   5,866      5,055     10,550      7,957
                                 ---------  ---------  ---------  ---------
Net income                       $   8,938  $   2,138  $  16,455  $   8,003
                                 =========  =========  =========  =========

Earnings per share:
    Basic                        $    0.41  $    0.10  $    0.76  $    0.37
    Diluted                      $    0.41  $    0.10  $    0.76  $    0.37

Shares used in earnings
per share calculation:
    Basic                           21,700     21,617     21,692     21,600
    Diluted                         21,790     21,748     21,768     21,719

Dividends paid per share         $    0.18  $    0.18  $    0.36  $    0.36
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                   June 30,    December 31,
                                                     2016          2015
                                                 ------------  ------------
Assets

Current Assets:
  Cash and cash equivalents                      $     12,789  $      5,989
  Receivables, net                                    100,567       106,380
  Prepaid expenses and other current assets             7,388         8,484
  Income tax receivable                                 3,510         2,017
                                                 ------------  ------------
    Total current assets                              124,254       122,870

Property and equipment, net                           215,484       210,334
Restricted cash and investments                         5,818         5,748
Intangible assets, net                                237,501       239,571
Goodwill                                              193,835       191,823
Other assets                                            1,360         1,641
                                                 ------------  ------------
Total assets                                     $    778,252  $    771,987
                                                 ============  ============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                               $     14,467  $     17,169
  Deferred revenue                                      6,928         8,078
  Accrued liabilities                                  26,082        25,634
  Accrued salaries and benefits                        12,417        11,513
  Income tax payable                                      166           117
  Current portion of closure and post-closure
   obligations                                          2,680         2,787
  Revolving credit facilitiy                            3,966             -
  Current portion of long-term debt                     2,954         3,056
                                                 ------------  ------------
    Total current liabilities                          69,660        68,354

Long-term closure and post-closure obligations         69,755        68,367
Long-term debt                                        280,133       290,684
Other long-term liabilities                            10,382         5,825
Deferred income taxes                                  81,181        82,622
                                                 ------------  ------------
  Total liabilities                                   511,111       515,852

Contingencies and commitments

Stockholders' Equity
  Common stock                                            218           217
  Additional paid-in capital                          171,230       169,873
  Retained earnings                                   111,920       103,300
  Treasury stock                                           (5)         (189)
  Accumulated other comprehensive loss                (16,222)      (17,066)
                                                 ------------  ------------
    Total stockholders' equity                        267,141       256,135
                                                 ------------  ------------
Total liabilities and stockholders' equity       $    778,252  $    771,987
                                                 ============  ============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                  For the Six Months Ended
                                                          June 30,
                                                 --------------------------
                                                     2016          2015
                                                 ------------  ------------
Cash Flows From Operating Activities:
  Net income                                     $     16,455  $      8,003
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Impairment charges                                      -         6,700
    Depreciation and amortization of property
     and equipment                                     12,106        15,135
    Amortization of intangible assets                   5,256         6,606
    Accretion of closure and post-closure
     obligations                                        2,049         2,077
    Gain on disposition of business                    (2,208)            -
    Unrealized foreign currency (gain) loss              (685)        1,510
    Deferred income taxes                              (1,340)       (3,096)
    Share-based compensation expense                    1,578         1,089
    Net loss on disposal of property and
     equipment                                             22           908
    Amortization of debt issuance costs                 1,065         1,001
    Amortization of debt discount                          74            74
    Changes in assets and liabilities:
      Receivables                                       6,613        16,952
      Income tax receivable                            (1,439)        6,328
      Other assets                                      1,272         2,373
      Accounts payable and accrued liabilities           (872)       (6,241)
      Deferred revenue                                 (1,220)       (6,089)
      Accrued salaries and benefits                       787        (1,651)
      Income tax payable                                   49           839
      Closure and post-closure obligations               (848)       (2,136)
                                                 ------------  ------------
        Net cash provided by operating
         activities                                    38,714        50,382

Cash Flows From Investing Activities:
  Purchases of property and equipment                 (14,488)      (19,376)
  Business acquistion (net of cash acquired)           (4,934)            -
  Purchases of restricted cash and investments         (1,043)         (840)
  Proceeds from disposition of business (net of
   cash divested)                                       2,723             -
  Proceeds from sale of restricted cash and
   investments                                            973           817
  Proceeds from sale of property and equipment             96           314
                                                 ------------  ------------
        Net cash used in investing activities         (16,673)      (19,085)

Cash Flows From Financing Activities:
  Payments on long-term debt                          (11,502)      (33,935)
  Dividends paid                                       (7,835)       (7,792)
  Payments on revolving line of credit                (22,166)            -
  Proceeds from revolving line of credit               26,132             -
  Proceeds from exercise of stock options                 124         1,042
  Other                                                  (162)         (262)
                                                 ------------  ------------
        Net cash used in financing activities         (15,409)      (40,947)

Effect of foreign exchange rate changes on cash           168          (244)

Increase (decrease) in cash and cash equivalents        6,800        (9,894)

Cash and cash equivalents at beginning of period        5,989        22,971
                                                 ------------  ------------

Cash and cash equivalents at end of period       $     12,789  $     13,077
                                                 ============  ============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) less the adjusted EBITDA related to the divested Allstate business, plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2016 guidance which includes neither the divested Allstate business nor business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and six months ended June 30, 2016 and 2015:

                                  Three Months Ended     Six Months Ended
(in thousands)                         June 30,              June 30,
                                 --------------------  --------------------
                                   2016       2015       2016       2015
                                 ---------  ---------  ---------  ---------

Net Income                       $   8,938  $   2,138  $  16,455  $   8,003
  Income tax expense                 5,866      5,055     10,550      7,957
  Interest expense                   4,303      5,433      8,862     11,127
  Interest income                      (33)        (6)       (82)       (47)
  Foreign currency (gain) loss         343       (292)      (416)       775
  Other income                      (2,330)      (233)    (2,499)      (769)
  Depreciation and amortization
   of plant and equipment            6,202      7,656     12,106     15,135
  Amortization of intangible
   assets                            2,646      3,304      5,256      6,606
  Stock-based compensation             783        627      1,578      1,089
  Accretion and non-cash
   adjustments of closure &
   post-closure obligations          1,025      1,042      2,049      2,077
  Impairment charges                     -      6,700          -      6,700
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                     27,743     31,424     53,859     58,653
                                 ---------  ---------  ---------  ---------

  EBITDA related to divested
   Allstate business                     -     (1,158)         -     (2,240)
  Business development expenses        368        234        436      1,974
                                 ---------  ---------  ---------  ---------
Pro Forma adjusted EBITDA        $  28,111  $  30,500  $  54,295  $  58,387
                                 =========  =========  =========  =========

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the gain on sale of divested businesses, non-cash foreign currency translation gains or losses, the after-tax impact of business development costs, and the after-tax impact of the divested Allstate business, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2016 and 2015:

(in thousands, except per share data)      Three Months Ended June 30,
                                      --------------------------------------
                                                      2016
                                      -------------------------------------
                                        Income
                                        before
                                        income    Income     Net      per
                                        taxes      tax     income    share
As Reported                           $ 14,804  $ (5,866) $  8,938  $ 0.41

Adjustments:
  Less: Gain on sale of divested
   businesses                           (2,208)      875    (1,333)  (0.06)
  Non-cash foreign currency
   translation (gain) loss                 331      (131)      200    0.01
  Plus: Business development costs         368      (146)      222    0.01
  Plus: Impairment charges (1)               -         -         -       -
  Plus: Divested Allstate business
   operating losses                          -         -         -       -
                                      -------------------------------------

As Adjusted                           $ 13,295  $ (5,268) $  8,027  $ 0.37
                                      =====================================

Shares used in earnings per diluted
 share calculation                                          21,790
                                                          ==========

(in thousands, except per share data)     Three Months Ended June 30,
                                     -------------------------------------
                                                     2015
                                     -------------------------------------
                                       Income
                                       before
                                       income    Income     Net      per
                                       taxes      tax     income    share
As Reported                          $  7,193  $ (5,055) $  2,138  $ 0.10

Adjustments:
  Less: Gain on sale of divested
   businesses                               -         -         -       -
  Non-cash foreign currency
   translation (gain) loss               (359)      135      (224)  (0.01)
  Plus: Business development costs        234       (88)      146       -
  Plus: Impairment charges (1)          6,700         -     6,700    0.31
  Plus: Divested Allstate business
   operating losses                       371      (141)      230    0.01
                                     -------------------------------------

As Adjusted                          $ 14,139  $ (5,149) $  8,990  $ 0.41
                                     =====================================

Shares used in earnings per diluted
 share calculation                                         21,748
                                                         ==========

(in thousands, except per share data)       Six Months Ended June 30,
                                      --------------------------------------
                                                      2016
                                      -------------------------------------
                                        Income
                                        before
                                        income    Income     Net      per
                                        taxes      tax     income    share
As Reported                           $ 27,005  $(10,550) $ 16,455  $ 0.76

Adjustments:
  Less: Gain on sale of divested
   businesses                           (2,208)      863    (1,345)  (0.06)
  Non-cash foreign currency
   translation (gain) loss                (599)      234      (365)  (0.02)
  Plus: Business development costs         436      (170)      266    0.01
  Plus: Impairment charges (1)               -         -         -       -
  Plus: Divested Allstate business
   operating losses                          -         -         -       -
                                      -------------------------------------

As Adjusted                           $ 24,634  $ (9,623) $ 15,011  $ 0.69
                                      =====================================

Shares used in earnings per diluted
 share calculation                                          21,768
                                                          ==========

(in thousands, except per share data)      Six Months Ended June 30,
                                     -------------------------------------
                                                     2015
                                     -------------------------------------
                                       Income
                                       before
                                       income    Income     Net      per
                                       taxes      tax     income    share
As Reported                          $  15,960 $ (7,957) $   8,003 $  0.37

Adjustments:
  Less: Gain on sale of divested
   businesses                                -        -          -       -
  Non-cash foreign currency
   translation (gain) loss                 696     (262)       434    0.02
  Plus: Business development costs       1,974     (744)     1,230    0.05
  Plus: Impairment charges (1)           6,700        -      6,700    0.31
  Plus: Divested Allstate business
   operating losses                        757     (288)       469    0.02
                                     -------------------------------------

As Adjusted                          $  26,087 $ (9,251) $  16,836 $  0.77
                                     =====================================

Shares used in earnings per diluted
 share calculation                                          21,719
                                                         ==========

(1) Impairment charges were not deductible for income tax purposes

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com